EXHIBIT 10.124        AMENDMENT OF SALE AND PURCHASE AGREEMENT
                              (Johnson Camp Mine)

     THIS AMENDMENT OF SALE AND PURCHASE AGREEMENT is made by and among ARIMETCO, INC., a Nevada corporation, ("ARIMETCO" or "SELLER"); and SUMMO USA CORPORATION, a Colorado corporation
("SUMMO"), whose address is 1776 Lincoln Street, Suite 900,
Denver, Colorado 80203.

                            RECITALS

     A. ARIMETCO and SUMMO entered into a certain Sale and Purchase Agreement (the "Agreement") executed September 15, 1998, effective September 18, 1998.

     B. ARIMETCO and SUMMO desire to amend the Agreement in certain particulars.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained in this Amendment, the parties agree as follows:

     1. Effective Date of Amendment. The effective date of this Amendment ("Effective Date of Amendment") shall be the date of entry of the Bankruptcy Court Order approving this Amendment.

     2.  Due Diligence Period.  The first sentence of Section
2.11(a) of the Agreement is amended to read as follows:

          Accordingly, SUMMO and its lenders shall have up to two hundred forty (240) days after the Effective Date, or ninety (90) days after the Effective Date of Amendment, whichever period ends later, within which to conduct their due diligence investigation of the Johnson Camp Property.

     3.  Transfer of Rights and Obligations.  Section 2.4 of the
Agreement is amended to read as follows:

          2.4  Transfer of Rights and Obligations.

           (a) If the transactions contemplated by this Agreement are consummated in accordance with the provisions of this Agreement, the ownership of the Johnson Camp Property shall be transferred from SELLER to SUMMO at the Closing. Subject only to the terms of this Agreement, SELLER shall be entitled to all of the rights, and shall be subject to all of the duties and obligations, of such ownership up to and including the Closing, and SUMMO shall be entitled to all of the rights, and shall be subject to all of the duties and obligations, of such ownership after the Closing. In particular, except as provided in the following subparagraphs (b) through (d), until the occurrence of the Closing, SELLER shall be entitled to all monies payable under any contract, agreement or lease pertaining to the Johnson Camp Property.

          (b) Seller shall have the right to enter into a contract for the purchase and removal of waste rock from the Mining Property, provided that--

               (i) such contract (1) shall give the
          contractor the exclusive right to remove waste rock from the Mining Property, (2) shall be for a period not to exceed five years, (3) shall provide for the removal of a minimum of 25,000 tons of waste rock per year, and (4) shall provide for a payment by the contractor of not less than $0.50 per ton of waste rock removed;

               (ii) the contractor shall conduct all
          operations on the Mining Property in a good and workmanlike manner and in accordance with accepted practice;

               (iii) the contractor shall conducts its
          operations in accordance with all applicable laws, shall be responsible for obtaining all environmental and other permits necessary for the excavation and removal of such waste rock, and shall perform all reclamation and rehabilitation required by such permits or by law; and

               (iv) the contractor shall conduct its
          operations so as not to hinder unreasonably the operations of SELLER or SUMMO on the Mining
          Property.

          (c) Such contract and the contractor under such contract shall be subject to SUMMO's approval, which shall not be unreasonably withheld or delayed. No such approval by SUMMO shall constitute a representation or warranty by SUMMO regarding the title to the property from which the waste rock is to be removed.

           (d) The first $50,000 paid with respect to any contract year under such contract shall be paid to SELLER; all additional amounts under such contract shall be paid to SUMMO.

     4.  Payment of Purchase Price.  The third payment item of
Section 2.5(b) of the agreement is amended to read as follows:

          $1,950,000     at Closing less (i) all amounts
                         previously paid by SUMMO to ARIMETCO
                         under this Agreement, and (ii) the
                         amount paid or agreed to be paid by
                         SUMMO to Cyprus Mines Corporation for
                         the Section 25 Land, which amount shall
                         not exceed $30,000 without the agreement of SUMMO and ARIMETCO.

     5.  Obligations of Seller at Closing.  Section 2.15 of the
Agreement is amended by redesignating subparagraph (e) as subparagraph (f) and by adding new subparagraph (e) to read as follows:

          (e) A quitclaim deed in proper form quitclaiming to SUMMO all of ARIMETCO's right, title, and interest, if any, in the property more particularly described as follows:

          Township 15 South, Range 22 East, G&SRB&M
          Cochise County, Arizona

          Section 25:    Lot 15, 16, and 19

          containing 112.32 acres, more or less

     and herein referred to as the "Section 25 Land". It is understood that such quitclaim deed shall not be subject to the provisions of Section 363 of the Code.

     6. Notices. Section 3.3 of the Agreement is amended to change the address for Arimetco to read as follows:

          ARIMETCO, INC.
          c/o STREICH LANG
          One South Church Ave.
          Suite 1700
          Tucson, AZ  85701-1621

          Attn:  Steven R. Haydon, Esq.

     7. Ratification. The parties hereby ratify and confirm the Agreement as amended.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the 19th day of January 1999.

SUMMO USA CORPORATION,                  ARIMETCO, INC.
a Colorado corporation                  a Nevada corporation

By:   /s/ Gregory A. Hahn               By:   /s/ John McKinney
         Gregory A. Hahn                         John McKinney
         President                               Senior Vice President


STATE OF COLORADO   )
                    ) ss:
County of Denver    )

     The foregoing instrument was acknowledged before me this 19th day of January, 1999, by Gregory A. Hahn, as the President of Summo USA Corporation, a Colorado corporation, the corporation named in and that executed the foregoing instrument, on behalf of the corporation.


                              /s/ Michelle Herbert
                                Notary Public
My Commission Expires:

March 18, 1999

[SEAL]


STATE OF ARIZONA    )
                    ) ss:
County of Pima      )

     The foregoing instrument was acknowledged before me this 22nd day of January, 1999, by John McKinney, as the Senior Vice
President of Arimetco, Inc., a Nevada corporation, the corporation named in and that executed the foregoing instrument, on behalf of the corporation.

                              /s/ Estela Vargas-Rangel
                                Notary Public
My Commission Expires:

October 26, 2000

[SEAL]